Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-4 of our report dated March 21, 2025, which includes an explanatory paragraph relating to Athena Technology Acquisition Corp. II’s ability to continue as a going concern, relating to the financial statements of Athena Technology Acquisition Corp. II, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York

April 29, 2025